Exhibit 10.23

AMENDMENT NO. 2

          AMENDMENT NO. 2, dated as of November 30, 2003 (this “Amendment”), to the Credit Agreement (as defined below), among AIRGATE PCS, INC., a Delaware corporation (the “Borrower”), the lenders party thereto (the “Lenders”), STATE STREET BANK AND TRUST COMPANY, a Massachusetts banking corporation, as collateral agent (the “Collateral Agent”), and LEHMAN COMMERCIAL PAPER INC., as administrative agent (the “Administrative Agent”).

W I T N E S S E T H:

          WHEREAS, the Credit Agreement, dated as of August 16, 1999, among the Borrower, the lenders party thereto, the Collateral Agent and Lucent Technologies Inc., as administrative agent, was amended by the First Amendment, dated as of October 12, 2001, among the Borrower, the lenders party thereto, the Collateral Agent and the Administrative Agent (as amended, the “Credit Agreement”);

          WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrower;

          WHEREAS, the Borrower intends to restructure certain of its indebtedness, and in connection therewith, the Borrower has requested that certain provisions of the Credit Agreement be amended in the manner provided for in this Amendment;

          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

          I. Defined Terms. Any capitalized term used but not defined herein shall have the meaning specified in the Credit Agreement.

          II. Amendments to Credit Agreement.

          1. Amendments to Section 1.01. Section 1.01 of the Credit Agreement is hereby amended as follows:

          (a) by deleting therefrom the defined term “PCS Subscribers” in its entirety.

          (b) by deleting therefrom the following defined terms in their entirety and substituting in lieu thereof the following definitions:

     “Administrative Agent” means Lehman Commercial Paper Inc., in its capacity as administrative agent for the Lenders hereunder.

     “Contributed Capital” means, at any time, the aggregate amount which shall have been received by the Borrower as a contribution to its capital or as consideration for the issuance of equity interests in the Borrower, including, but not limited to, at any time prior to April 1, 2005, the accreted value of all Indebtedness of the Borrower and its consolidated subsidiaries for borrowed money, in the case of any such Indebtedness issued with original issue discount; provided, that the interest on such Indebtedness accretes and is not payable in cash any time prior to April 1, 2005, in each case as determined on a consolidated basis in accordance with GAAP and that Contributed Capital shall exclude the proceeds of any intercompany loans or transfers.

     “EBITDA” means, for any period, the consolidated net income (or loss) of the Borrower and its consolidated Subsidiaries for such period plus, to the extent deducted in determining such consolidated net income (or loss) for such period, the sum (without duplication) of (a) income tax expense, (b) interest expense, (c) depreciation and amortization expense, (d) extraordinary, unusual or non-recurring losses or charges, (e) any non-cash losses or charges, including (i) non-cash compensation such as restricted stock, stock options and any other similar instruments to the extent such non-cash compensation is expensed by the Borrower or its consolidated Subsidiaries, and (ii) charges to income resulting from any change in warrant value under EITF 00-19, SFAS 150 or similar pronouncements, (f) amounts actually incurred in pursuit of claims against, or disputing claims by, Sprint PCS or any of its Affiliates, in an aggregate amount not to exceed, $2,000,000 in any one fiscal year period, provided that any portion of such amount not expended in any such one-year period may be carried forward into the succeeding one-year period but not in any subsequent year, (g) amounts not in excess of $5,000,000 in start-up costs actually incurred in connection with the provision of billing and customer care services and any similar services by the Borrower or an Affiliate that had been provided to the Borrower pursuant to the Sprint Affiliation Agreements, and (h) any restructuring costs or charges incurred in connection with the transactions contemplated by the Support Agreement or this Amendment, including the Permitted Subordinated Indebtedness, and (i) at Borrower’s option, EBITDA may be increased by credits or payments received under the Sprint Affiliation Agreements in either, at the Borrower’s option, the fiscal quarter actually received in cash or the fiscal quarter credited (without duplication), whether or not previously deducted in determining such consolidated net income (or loss); minus, to the extent added in determining such consolidated net income (or loss) for such period, (i) interest income, (ii) extraordinary, unusual or non-recurring gains and any other non-cash gains, including income resulting from any change in warrant value under EITF 00-19, SFAS 150 or similar pronouncements, and (iii) income attributable to investments in any entity (other than consolidated Subsidiaries) except to the extent the Borrower or a wholly-owned Subsidiary actually received such income in the form of cash dividends or other similar cash distributions.

     “Senior Secured Debt” means, at any time, Total Debt of the Borrower at such time for which the Borrower’s payment or performance obligations thereunder are secured by any assets, rights or other tangible or intangible property of the Borrower or any Subsidiary, excluding any portion thereof which by its terms is subordinate in right of payment to the prior payment in full of the Loans and permitted by Sections 6.01(h) or 6.01(m).

     “Subsidiary” means any subsidiary of the Borrower; provided, that none of the Transitory Subsidiary, iPCS or any Unrestricted Subsidiary or any of their respective subsidiaries shall be a Subsidiary for purposes of this Agreement.

          (c) by adding thereto the following definitions in their appropriate alphabetical order:

     “Current Assets” means, as of the date Liens securing Permitted Subordinated Indebtedness are granted, the aggregate amount of assets of the Borrower as of such date which, in accordance with GAAP, may properly be classified as current assets.

     “Equity Interests” means capital stock or interests of a Person and all warrants, options or other rights to acquire capital stock or interests of a Person.

     “Support Agreement” means the Support Agreement dated as of September 24, 2003, among the Borrower and the various holders of notes issued under the Indenture.

     “New Indenture” means an indenture containing the terms and conditions described in the Support Agreement, pursuant to which the Borrower will issue new notes in the outstanding principal amount not to exceed $160,000,000, with a maturity date not earlier than three months after the Maturity Date and with no scheduled principal payments or prepayments of any kind until after the Maturity Date; provided, that such New Indenture shall include provisions, in form and substance satisfactory to the Administrative Agent, setting forth, among other things, subordination in priority and in right of payment of such obligations, and any guarantees thereof, to the Obligations.

     “Non-Recourse Debt” means Indebtedness:

          (a) as to which neither the Borrower nor its Subsidiaries (i) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute Indebtedness, (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes a lender;

          (b) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Borrower or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Borrower or any of its Subsidiaries.

     “Permitted Investment Entity” means an entity formed for the purpose of (a) engaging in a related telecommunications service business, (b) bidding on, owning or leasing spectrum or (c) providing management, billing or customer care services to the

Borrower, its Affiliates or other telecommunications service providers, including any services currently provided by Sprint under the Sprint Affiliation Agreements.

     “Permitted Subordinated Indebtedness” has the meaning set forth in Section 6.01(m).

     “Total Debt” means, at any time, (a) the accreted value of all Indebtedness of the Borrower and its consolidated Subsidiaries for borrowed money, in the case of any such Indebtedness issued with original issue discount, and (b) the outstanding principal amount of all Indebtedness of the Borrower and its consolidated Subsidiaries for borrowed money (including Capital Lease Obligations) at such time, including, but not limited to, notes issued pursuant to the New Indenture, and including any capitalized interest with respect to such Indebtedness, in the case of such Indebtedness other than Indebtedness issued with original issue discount, minus (c) at any time prior to April 1, 2005, all Indebtedness outstanding included in clause (a) of this definition of Total Debt; provided, that interest on such Indebtedness accretes and is not payable in cash any time prior to April 1, 2005, in each case as determined on a consolidated basis in accordance with GAAP.

     “Unrestricted Subsidiary” means any subsidiary that is designated by the board of directors of the Borrower as an Unrestricted Subsidiary, but only to the extent that such subsidiary:

          (a) has no Indebtedness other than Non-Recourse Debt in an amount equal to the lesser of (i) $3,000,000 and (ii) 50% of the amount of contributed capital to such subsidiary;

          (b) is not a party to any agreement, contract, arrangement or understanding with the Borrower or any Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

          (c) is a Person with respect to which neither the Borrower nor any of its Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

          (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Subsidiaries; and

          (e) has at least one director on its board of directors and one executive officer that is not a director or executive officer of the Borrower or any of its Subsidiaries.

     If at any time any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary.

          2. Amendments to Section 2.09.

          (a) Subsection (c) is hereby amended by (i) adding to the fourth line the clause “or Section 6.09(g)” after “Section 6.09(b)” and before “or prepayments”, and (ii) deleting in the twelfth line the clause “senior subordinated discount” and by adding the clause “or the New Indenture” after “to the Indenture” and before “or any”.

          (b) Section 2.09 is further amended by adding a new subsection (f) as follows:

          (f) If and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Permitted Subordinated Indebtedness, the Borrower shall, within three Business Days after such receipt, prepay the Loans outstanding (or if no Loans are then outstanding, reduce the Commitments) in an aggregate amount equal to 50% of such Net Proceeds.

          3. Amendment to Section 5.03. Clause (iii) of Subsection (a) is hereby amended by adding the clause “, state of organization” after “any Subsidiary’s identity” and before “or corporate structure”.

          4. Amendment to Section 5.11. Section 5.11 is hereby amended by deleting it in its entirety and substituting the following in lieu thereof:

          SECTION 5.11. Additional Subsidiaries and Unrestricted Subsidiaries. If any Subsidiary or Unrestricted Subsidiary shall be formed or acquired after the Closing Date, the Borrower will notify the Administrative Agent and each Lender thereof and (i) the Borrower will cause any such Subsidiary to become a party to the Guaranty Agreement, the Guarantor Security Agreement and any other security document the Administrative Agent and the Collateral Agent reasonably require within three Business Days after such Subsidiary is formed or acquired and promptly take all actions as the Collateral Agent or the Administrative Agent shall reasonably request to create and perfect Liens, in the case of any Subsidiary, on such Subsidiary’s assets, and in the case of any Unrestricted Subsidiary, on such Unrestricted Subsidiary’s Equity Interests owned by the Borrower, intended to be created by the Loan Documents to secure the Obligations and (ii) the Borrower will cause all Equity Interests of such Subsidiary or Unrestricted Subsidiary, as the case may be, and in the case of any Subsidiary, promissory notes evidencing all Indebtedness of such Subsidiary, in each case to the extent owned by or on behalf of the Borrower or any Subsidiary, to be pledged pursuant to the Guarantor Security Agreement within three Business Days after such Subsidiary or Unrestricted Subsidiary, as the case may be, is formed or acquired.

          The Borrower may also form a Permitted Investment Entity, and each of the Lenders hereby consents to the formation thereof; provided that the Borrower shall take all actions required to be taken by it pursuant to this Section 5.11.

          5. Amendments to Section 6.01.

          (a) Subsection (h) is hereby amended by deleting it in its entirety and replacing it with the following:

          (h) Indebtedness of the Borrower under senior subordinated notes which are subordinated to the Loans and issued pursuant to the Indenture or the New Indenture and Guarantees of such Indebtedness which are subordinated to the Loans and issued pursuant to the Indenture or the New Indenture, as the case may be;

          (b) Subsection (i) is hereby amended by deleting it in its entirety and replacing it with the following:

          (i) other unsecured Indebtedness of the Borrower in an aggregate principal amount at any time outstanding (excluding Permitted Subordinated Indebtedness) not exceeding $10,000,000 in fiscal year 2003, $15,000,000 in fiscal year 2004, and $20,000,000 in fiscal year 2005 and thereafter, irrespective of the aggregate principal amount of Indebtedness permitted pursuant to clause (d) then outstanding.

          (c) Subsection (k) is hereby amended by deleting the word “and” at the end of such subsection, and subsection (l) is hereby amended by deleting the “.” and substituting “; and” in lieu thereof.

          (d) Section 6.01 is hereby amended by adding a new subsection (m) and proviso as follows:

          (m) Indebtedness which is (i) unsecured or secured, in an aggregate amount not to exceed the difference between $175,000,000 and the outstanding amount of the Loans, (ii) with a maturity date not earlier than three months after the Maturity Date, (iii) with no scheduled principal payments until after the Maturity Date, (iv) secured, only by Liens on assets other than Current Assets, which Liens are junior in priority to the Lenders’ Liens in and to the Collateral, and (v) subordinated in right of payment to the payment in full of the Obligations, which Indebtedness may be incurred as an additional tranche of loans under the Credit Agreement on terms and conditions satisfactory to the Administrative Agent and the Required Lenders including, without limitation, in respect of enforcement and insolvency proceedings and the release of Collateral and such other matters to be determined by the Administrative Agent and the Required Lenders as more fully set forth in an intercreditor and subordination agreement acceptable to the Administrative Agent and Required Lenders (“Permitted Subordinated Indebtedness”); provided, that the amount of all Indebtedness permitted under subsections (a), (h) and (m) shall not, in the aggregate, exceed $325,000,000.

          6. Amendments to Section 6.02.

          (a) Subsection (f) is hereby amended by deleting it in its entirety and replacing it with the following:

          (f) (i) Liens securing Indebtedness issued pursuant to the Indenture on the stock of subsidiaries other than AGW and (ii) second priority Liens securing Indebtedness issued pursuant to the New Indenture on the assets of the Borrower and its Subsidiaries that are subject to a security interest that secures the Obligations, all as permitted under Section 6.01(h);

          (b) Subsection (g) is hereby amended by deleting the “.” and substituting ”; and” in lieu thereof.

          (c) Section 6.02 is hereby amended by adding a new subsection (h) as follows:

          (h) Liens incurred in connection with Indebtedness permitted under Section 6.01(m).

          7. Amendment to Section 6.03. Subsection (b) is hereby amended by adding to the beginning of the first sentence thereof the clause, “Except as permitted by Section 6.04,”.

          8. Amendments to Section 6.04. Subsection (a) is hereby amended by (i) deleting the word “and” at the end of clause (viii) of such subsection, (ii) deleting the “.” at the end of clause (ix) and substituting “;” in lieu thereof, and (iii) adding new clauses (x) and (xi) as follows:

          (x) investments in one or more Permitted Investment Entities in an aggregate amount not to exceed $5,000,000 in fiscal year 2003, $7,500,000 in fiscal year 2004, $10,000,000 in fiscal year 2005, $12,500,000 in fiscal year 2006, $15,000,000 in fiscal year 2007 less any amounts invested in any Unrestricted Subsidiary pursuant to clause (xi) below in such fiscal year; provided, that any portion of such amount not expended in any such fiscal year may be carried forward and added to the succeeding fiscal year period but not in any subsequent fiscal year period thereafter; and

          (xi) investments in one or more Unrestricted Subsidiaries in an aggregate amount not to exceed $2,000,000, provided, that additional investments above said amount may be made by Borrower in any such Unrestricted Subsidiary using only the Net Proceeds received from the issuance of Equity Interests by any such Unrestricted Subsidiary.

          9. Amendments to Section 6.09. Section 6.09 is hereby amended by deleting (i) in the thirteenth line the word “and”, and (ii) in the fourteenth line all language after the clause “6.01(d) or 6.01(i)” and substituting the following in lieu thereof:

, and (g) the Borrower and its Subsidiaries may repurchase (at a discount) notes issued under either the Indenture or the New Indenture from its cash on hand in an aggregate amount not to exceed $25,000,000 in value of such notes, provided that the Borrower shall have contemporaneously incurred an equal amount of Permitted Subordinated Indebtedness.

               10. Amendment to Section 6.14. Section 6.14 is hereby amended by deleting it in its entirety and substituting “Reserved” in lieu thereof.

               11. Amendment to Section 6.15. Section 6.15 is hereby amended by deleting it in its entirety and substituting the following in lieu thereof:

          SECTION 6.15. Ratio of Total Debt to Total Capitalization. The Borrower will not permit the ratio of (i) Total Debt on any of the dates set forth below to (ii) Total Capitalization on such date, to exceed the ratio set forth below opposite such date:

Date	Ratio

December 31, 2003	57.3%
March 31, 2004	57.3%
June 30, 2004	57.3%
September 30, 2004	57.3%
December 31, 2004	57.3%
March 31, 2005	57.3%
June 30, 2005	57.3%
September 30, 2005	57.3%
December 31, 2005	57.3%
March 31, 2006	57.3%
June 30, 2006	57.3%
September 30, 2006	57.3%
December 31, 2006	57.3%
March 31, 2007	57.3%
June 30, 2007	57.3%
September 30, 2007	57.3%
December 31, 2007	57.3%
March 31, 2008	57.3%
June 30, 2008	57.3%

          12. Amendment to Section 6.16. Section 6.16 is hereby amended by deleting it in its entirety and substituting the following in lieu thereof:

          SECTION 6.16. Ratio of Total Debt to EBITDA. The Borrower will not permit the ratio of (i) Total Debt outstanding on any of the dates set forth below to (ii) EBITDA for the four most recent fiscal quarters to exceed the ratio set forth below opposite such date:

Date	Ratio

December 31, 2003	6.70
March 31, 2004	6.71
June 30, 2004	6.51
September 30, 2004	6.19
December 31, 2004	5.98
March 31, 2005	5.78
June 30, 2005	5.63
September 30, 2005	5.33
December 31, 2005	5.00
March 31, 2006	5.00
June 30, 2006	5.00
September 30, 2006	4.50
December 31, 2006	4.50
March 31, 2007	4.50
June 30, 2007	4.00
September 30, 2007	4.00
December 31, 2007	4.00
March 31, 2008	4.00
June 30, 2008	4.00

               13. Amendment to Section 6.17. Section 6.17 is hereby amended by deleting it in its entirety and substituting the following in lieu thereof:

          SECTION 6.17. Ratio of Senior Secured Debt to Total Capitalization. The Borrower will not permit the ratio of (i) Senior Secured Debt outstanding on any date set forth below to (ii) Total Capitalization on such date, to exceed the ratio set forth below opposite such date:

Date	Ratio

December 31, 2003	29.2%
March 31, 2004	28.4%
June 30, 2004	27.6%
September 30, 2004	26.8%
December 31, 2004	26.0%
March 31, 2005	25.1%
June 30, 2005	24.3%
September 30, 2005	23.4%
December 31, 2005	22.4%
March 31, 2006	21.1%
June 30, 2006	19.8%

Date	Ratio

September 30, 2006	18.5%
December 31, 2006	17.1%
March 31, 2007	15.1%
June 30, 2007	13.0%
September 30, 2007	11.0%
December 31, 2007	8.9%
March 31, 2008	6.7%
June 30, 2008	4.4%

               14. Amendment to Section 6.18. Section 6.18 is hereby amended by deleting it in its entirety and substituting the following in lieu thereof:

          SECTION 6.18. Ratio of Senior Secured Debt to EBITDA. The Borrower will not permit the ratio of (i) Senior Secured Debt outstanding on any date set forth below to (ii) EBITDA for the four most recent fiscal quarters to exceed the ratio set forth below opposite such period:

Date	Ratio

December 31, 2003	3.41
March 31, 2004	3.24
June 30, 2004	3.07
September 30, 2004	2.86
December 31, 2004	2.63
March 31, 2005	2.42
June 30, 2005	2.27
September 30, 2005	2.16
December 31, 2005	2.00
March 31, 2006	2.00
June 30, 2006	2.00
September 30, 2006	2.00
December 31, 2006	1.50
March 31, 2007	1.50
June 30, 2007	1.50
September 30, 2007	1.50
December 31, 2007	1.50
March 31, 2008	1.50
June 30, 2008	1.50

               15. Amendment to Section 6.20. Section 6.20 is hereby amended by deleting it in its entirety and substituting the following in lieu thereof:

          SECTION 6.20. Ratio of EBITDA to Fixed Charges. The Borrower will not permit the ratio of (i) EBITDA for the four most recent fiscal quarters ended on the date set forth below to (ii) Fixed Charges for such period to be less than the ratio set forth below opposite such period:

Date	Ratio

December 31, 2003	3.34
March 31, 2004	2.44
June 30, 2004	1.63
September 30, 2004	1.27
December 31, 2004	1.04
March 31, 2005	1.04
June 30, 2005	1.08
September 30, 2005	1.11
December 31, 2005	1.11
March 31, 2006	1.11
June 30, 2006	1.08
September 30, 2006	1.05
December 31, 2006	1.02
March 31, 2007	1.00
June 30, 2007	1.00
September 30, 2007	1.00
December 31, 2007	1.00
March 31, 2008	1.00
June 30, 2008	1.00

               16. Amendment to Section 6.22. Section 6.22 is hereby amended by deleting it in its entirety and substituting the following in lieu thereof:

          SECTION 6.22. Minimum Revenue. The Borrower will not permit the net service revenues of the Borrower and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP, for any period set forth below to be less than the number set forth below opposite such date:

Fiscal Year Ending	Revenue

December 31, 2003	$147,015,000
December 31, 2004	$189,118,000
December 31, 2005	$228,658,000
December 31, 2006	$263,435,000
December 31, 2007	$269,854,414

Fiscal Quarter Ending

March 31, 2008	$67,659,409
June 30, 2008	$68,131,691

          17. Amendment to Section 9.01. Section 9.01 is hereby amended by deleting subsection (c) in its entirety, relettering the subsections accordingly, and deleting subsection (e) in its entirety and substituting the following in lieu thereof:

          (e) if to any Lender, to it at its address (telecopy number) set forth in its Administrative Questionnaire or to the Administrative Agent, on behalf of the Lenders, for distribution to the Lenders.

          III. Conditions to Effectiveness. Except as provided in Section 1 below and Article V, this Amendment shall become effective on the date (the “Effective Date”) on which all of the following conditions precedent have been satisfied or waived:

          1. Executed Amendment. The Administrative Agent shall have received a counterpart hereof duly executed and delivered by the Borrower no later than November 30, 2003. Effective as of the date hereof, (i) the amendment to the definition of Contributed Capital, set forth in Section II(1) hereof, shall be deemed effective as of September 30, 2003, and shall be used in determining the Borrower’s compliance with the financial covenants set forth in the Credit Agreement for the periods ended September 30, 2003 and thereafter, (ii) the amendment to the definition of “EBITDA”, set forth in Section II(1) hereof, shall be deemed effective as of December 31, 2003 and shall be used in determining the Borrower’s compliance with the financial covenants set forth in the Credit Agreement for the periods ended December 31, 2003 and thereafter, (iii) the amendment to Section 6.14, set forth in Section II(10) hereof, shall be deemed immediately effective and (iv) the amendments to Sections 6.16 and 6.18, set forth in Sections II(12) and II(14), respectively, pursuant to which EBITDA shall be calculated for the four most recent fiscal quarters rather than the two most recent fiscal quarters, shall be deemed effective as of December 31, 2003 and shall be used in determining the Borrower’s compliance with the financial covenants set forth in the Credit Agreement for the periods ended December 31, 2003 and thereafter.

          2. Partial Prepayment of the Loans. On or before the Effective Date, the Borrower shall pay to the Administrative Agent for the account of Lenders $10,000,000, which shall be applied to reduce ratably the scheduled repayments of the Tranche 1 Loans and the Tranche 2 Loans, pro rata, in the amount of $7,500,000 for payments due in fiscal year 2004, and $2,500,000 for payments due in fiscal year 2005.

          3. Acknowledgment and Consent. The Administrative Agent shall have received an executed Acknowledgement and Consent (the “Consent”), substantially in the form of Exhibit A, from AGW Leasing Company, Inc., AirGate Network Services, LLC, and AirGate Service Company, Inc.

          4. Intercreditor Agreement. The Administrative Agent shall have received an executed Intercreditor Agreement, substantially in the form of Exhibit B, from the Collateral Agent and Bankers Trust Company, as trustee, and as consented to by the Borrower.

          5. Representations and Warranties. On the Effective Date and after giving effect to this Amendment, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties made by the Borrower contained herein, in the Consent and in the

Credit Agreement shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date hereof.

          6. Fees and Expenses. The Borrower shall have paid to the Administrative Agent in immediately available funds (i) any restructuring fees agreed to be paid by the Borrower to the Administrative Agent, (ii) 0.15% of the Commitment (after giving effect to the transactions contemplated hereby) on the date of execution hereof, and no later than the Effective Date, an additional 0.35% of the Commitment, as an amendment fee and (iii) all of its and the Lenders’ reasonable out-of-pocket costs and expenses incurred in connection with the negotiation and documentation of this Amendment and any other documents prepared in connection herewith and transactions contemplated hereby, including, without limitation, the fees and disbursements of counsel to the Administrative Agent.

          7. Legal Opinions. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated as of the date hereof) of each of (i) counsel for the Borrower and its Subsidiaries, substantially in form reasonably acceptable to the Administrative Agent and (ii) local counsel for the Borrower and its Subsidiaries, in a form reasonably acceptable to the Administrative Agent, covering such matters relating to the Borrower and its Subsidiaries, this Amendment, the other Loan Documents or the Transactions as the Administrative Agent shall reasonably request.

          8. Support Agreement. The Administrative Agent shall have received a certificate signed by the President, Vice President or a Financial Officer of the Borrower certifying that at least 90% of face value of the subordinated notes issued under the Indenture have been exchanged in accordance with the transactions described in the Support Agreement.

          IV. Representations and Warranties. In order to induce the Lenders to enter into this Amendment, the Borrower makes the following representations and warranties to the Administrative Agent and the Lenders, all of which shall survive the execution and delivery of this Amendment:

          1. Power and Authority. The Borrower has the power and authority to execute, deliver and carry out the terms and provisions of this Amendment and has taken all necessary action to authorize the execution, delivery and performance of the this Amendment. The Borrower has duly executed and delivered this Amendment, and this Amendment constitutes its legal, valid and binding obligation enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (regardless of whether enforcement is sought in equity or at law).

          2. No Violation. Neither the execution, delivery and performance by the Borrower of this Amendment nor the compliance with the terms and provisions hereof, nor the consummation of the transactions contemplated herein (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which the Borrower is a party or by which it or any of the property or assets of any Credit Party are bound or to which the Borrower may be subject or (iii) will violate any provision of the certificate of incorporation or by-laws or other organizational documents of the Borrower.

          3. No Default. After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing as of the date hereof.

          V. Miscellaneous.

          1. Effective as of September 30, 2003, the Borrower shall be deemed to have complied with the affirmative covenants contained in Section 5.01(a) of the Credit Agreement if it shall have delivered financial statements for its fiscal year ended September 30, 2003 complying in all respects with such covenant, except that the report of KPMG, LLP accompanying such financial statements may contain a “going concern” or other comparable qualification.

          2. Borrower acknowledges and confirms to, and agrees with, the Administrative Agent and the Lenders that, except as specifically amended hereby, the Credit Agreement and each other Credit Document shall remain in full force and effect (and are hereby ratified and confirmed in all respects) and shall continue to evidence, secure or otherwise guarantee and support the Obligations owing by the Borrower to the Lenders pursuant to the Credit Agreement and the Note delivered in accordance with the Credit Agreement.

          3. This Amendment shall be construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

          4. This Amendment may be executed in more than one counterpart, including by telecopy, which together shall constitute one and the same agreement.

*    *    *

          IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

AIRGATE PCS, INC.,
as Borrower

By:

Name:
Title:

LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent

By:

Name:
Title: Authorized Signatory

ACKNOWLEDGMENT AND CONSENT

          Reference is made to the Credit Agreement described in the foregoing Amendment (the “Credit Agreement”; terms defined in the Credit Agreement being used in this Acknowledgment and Consent with the meanings given to such terms in the Credit Agreement). Each of the undersigned parties to one or more Loan Documents, in each case as amended, supplemented or otherwise modified from time to time, hereby (a) consents to the foregoing Amendment and the transactions contemplated hereby and (b) acknowledges and agrees that the guarantees and grants of security interests contained in the Loan Documents are, and shall remain, in full force and effect after giving effect to the foregoing Amendment and all prior modifications to the Credit Agreement.

AGW LEASING COMPANY, INC.

By:

Title:

AIRGATE NETWORK SERVICES, LLC

By:

Title:

AIRGATE SERVICE COMPANY, INC.

By:

Title:

LENDER CONSENT LETTER

AIRGATE PCS, INC.
CREDIT AGREEMENT DATED AS OF
AUGUST 16, 1999, AS AMENDED

To:	Lehman Commercial Paper Inc.
as Administrative Agent
745 Seventh Avenue
New York, New York 10019

Ladies and Gentlemen:

                    Reference is made to the Credit Agreement, dated as of August 16, 1999, as amended (the “Credit Agreement”), among Airgate PCS, Inc., a Delaware corporation (the “Borrower”), the Lenders parties thereto, State Street Bank and Trust Company, a Massachusetts banking corporation, as Collateral Agent, and Lehman Commercial Paper Inc., as Administrative Agent. Unless otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement are used herein as therein defined.

                    The Borrower has requested that the Required Lenders consent to amend the Credit Agreement on the terms described in the Amendment in the form attached hereto as Exhibit A (the “Amendment”).

                    Pursuant to Section 9.02 of the Credit Agreement, the undersigned Lender hereby consents to the execution by the Administrative Agent of the Amendment.

Very truly yours,

(NAME OF LENDER)

By:

Name:
Title:

Dated as of November    , 2003